Exhibit 99.1

NEWS BULLETIN
FROM:	RE:	BioTime, Inc. 935 Pardee Street Berkeley, CA 94710 AMEX: BTX

For Further Information:
AT THE COMPANY: Judith Segall Vice President of Operations The Office of the President (510) 845-9535	AT FINANCIAL RELATIONS BOARD: Lasse Glassen Investor/Analyst Information (310) 854-8313 lglassen@financialrelationsboard.com

FOR IMMEDIATE RELEASE
December 30, 2004

BIOTIME ANNOUNCES AGREEMENT TO DEVELOP HEXTEND® AND
PENTALYTE® IN JAPAN

BERKELEY, CA, December 30, 2004 – BioTime, Inc. (AMEX: BTX) announced today that it has entered into an agreement with Summit Pharmaceuticals International Corporation, an affiliate of Sumitomo Corporation, to develop Hextend and PentaLyte for the Japanese market. Hextend and PentaLyte are physiologically balanced blood plasma volume expanders designed for the treatment of hypovolemia. Hypovolemia is a condition caused by low blood volume, often from blood loss during surgery or from injury. Plasma volume expanders maintain circulatory system fluid volume and blood pressure and keep vital organs perfused during surgery. Hextend and PentaLyte are similar formulations, except that PentaLyte contains a lower molecular weight hydroxyethyl starch than Hextend, and is more quickly metabolized. PentaLyte is designed for use when shorter lasting volume expansion is desirable.

Under the Agreement, which was signed December 24, 2004, Summit will pay BioTime $900,000 in three installments as partial reimbursement of BioTime’s development costs of Hextend and PentaLyte. BioTime has already received the first installment of $300,000. In addition, BioTime will pay Summit a one-time fee of $130,000 for Summit’s services in preparing a development plan for those products in Japan. Moreover, Summit will apply for regulatory approval to manufacture and market Hextend and PentaLyte in Japan for use at body temperatures above 12 Centigrade. Summit will begin by preparing a development plan for Hextend. Summit will fund all laboratory, preclinical and clinical testing and developmental activities regarding the products, and will pay all application filing and similar fees for purposes of obtaining and maintaining regulatory approvals in Japan.

“Licensing and marketing BioTime’s products in international markets is a top priority for our Company and the agreement with Summit Pharmaceuticals International Corporation is a logical extension of BioTime’s global expansion strategy,” said Judith Segall, BioTime Vice President of Operations, Office of the President. “We believe Summit’s financial strength and local market acumen coupled with BioTime’s novel and innovative blood volume expanders, creates an ideal partnership to optimize marketing opportunities for our products in Japan.”

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Financial Relations Board serves as financial relations counsel to this company, is acting on the Company’s behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

BioTime and Summit do not plan to manufacture and market Hextend and PentaLyte themselves. Instead, they will seek to license manufacturing and marketing rights to a third party such as a pharmaceutical company. When Hextend and PentaLyte are licensed and sold in Japan, BioTime will receive 40% of the revenues from licensing fees, royalties, and net sales, and any other payments made for co-development, manufacturing, or marking rights, and Summit will be entitled to the remaining 60%. BioTime will pay to Summit 8% of all net royalties actually received by BioTime from the sale of PentaLyte in the United States plus 8% of any license fees that BioTime receives in consideration of granting a license to develop, manufacture and market PentaLyte in the United States.

     About BioTime, Inc.

BioTime, headquartered in Berkeley, California develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions and technology for use in surgery, emergency trauma treatment, and other applications. Information about BioTime can be found on the web at www.biotimeinc.com.

     Forward Looking Statements

The matters discussed in this press release include forward-looking statements which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated. Such risks and uncertainties include but are not limited to the results of clinical trials, Summit’s ability to obtain regulatory approval to market Hextend and PentaLyte in Japan; competition from products manufactured and sold or being developed by other companies; the price of and demand for Hextend and PentaLyte; the ability of BioTime and Summit to negotiate favorable foreign licensing or other manufacturing and marketing agreements for the products in Japan; and the availability of reimbursement for the cost of the products and related treatment from government health administration authorities, private health coverage insurers and other organizations. These and other risk factors are discussed in BioTime’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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